NSAR ITEM 77C


Van Kampen American Capital Explorer Institutional Limited Duration Fund


(a)     A Special Meeting of Shareholders was held on October 23, 1996.


(b) The election of Trustees of Van Kampen American Capital Explorer Institutional Limited Duration Fund (the "Fund") included:

        None


(c)     The following were voted on at the meeting:


        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

               For     105,000               Against     0


        3) To Ratify the Selection of KPMG Peat Marwick LLP as Independent Public Accountants for its Current Fiscal Year.

               For     105,000               Against     0


                               NSAR ITEM 77C


Van Kampen American Capital Explorer Institutional Active Core Fund


(a)     A Special Meeting of Shareholders was held on October 23, 1996.


(b) The election of Trustees of Van Kampen American Capital Explorer Institutional Active Core Fund (the "Fund") included:

        None


(c)     The following were voted on at the meeting:


        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

               For     105,000               Against     0


        3) To Ratify the Selection of KPMG Peat Marwick LLP as Independent Public Accountants for its Current Fiscal Year.

               For     105,000               Against     0